Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS SECOND QUARTER 2020 RESULTS,
ANNOUNCES $0.14 PER SHARE DIVIDEND

●	Revenues of $1.0 billion, net income of $16.8 million
●	Earnings per diluted share of $0.46
●	Absorption ratio 110.2%
●	Board declares cash dividend of $0.14 per share of Class A and Class B common stock, increasing dividend by 7.7% over prior quarterly dividend
●	Company to resume purchases under its stock repurchase plan
●	Revenues continue to be negatively impacted by the COVID-19 pandemic and industry downturn
●	Expense reductions allowed Company to maintain profitability

SAN ANTONIO, Texas, July 22, 2020 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended June 30, 2020, the Company achieved revenues of $1.003 billion and net income of $16.8 million, or $0.46 per diluted share, compared with revenues of $1.545 billion and net income of $41.6 million, or $1.10 per diluted share, in the quarter ended June 30, 2019. Additionally, the Company’s Board of Directors declared a cash dividend of $0.14 per share of Class A and Class B Common Stock, to be paid on September 10, 2020, to all shareholders of record as of August 7, 2020.

“As expected, the COVID-19 pandemic and resulting shutdown orders that forced many businesses to close, combined with the previously expected industry downturn in new commercial vehicle sales, and the unexpected energy price war and precipitous drop in oil prices, had a significant negative impact on our financial results in the second quarter,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc.  “To address the challenging market conditions, we expeditiously implemented steps to appropriately reduce and manage expenses in order to maintain profitability,” he said.

“Based on current market conditions, we believe the worst is behind us. We will continue to carefully monitor the pandemic and its impact on our customers and the general economy. We believe any recovery will be gradual and intermittent over the next few quarters,” Rush said.

“Despite challenging market conditions and in recognition of management’s ability to effectively manage costs while also delivering superior customer service, our Board of Directors approved a $0.01 increase in our quarterly cash dividend, our second increase since we announced our intent to begin paying a quarterly cash dividend in July 2018 as part of our capital allocation strategy. This dividend increase represents a 7.7% increase over the first quarter of 2020 dividend and is further evidence of our intent to increase the dividend on an annual basis, although future declarations of dividends are subject to approval by the Company’s Board of Directors and may be adjusted as business needs or market conditions change,” explained Rush. “In addition, we are lifting the previously announced suspension of our stock repurchase program, effective immediately. While we intend to be cautious on stock repurchases going forward, we believe that our cash position and business outlook are both strong enough to warrant resuming repurchasing activity,” he added.

“As always, but especially now, I am sincerely thankful for our dedicated employees across the country. They remain focused on what’s important: protecting the health and safety of themselves and those around them while helping keep our customers up and running. Our employees are a vital part of our nation’s economic recovery and they are helping ensure that medical equipment, food and supplies get where it is needed. And in these difficult times, our employees are keeping their spirits up, which inspires me every day,” said Rush.

Our Response to the COVID-19 Pandemic and Its Impact on Our Business and Outlook

“As anticipated, following the limited effects of the COVID-19 pandemic on our revenues in the first quarter of 2020, we experienced significant revenue declines in the second quarter. We expect our business to be negatively impacted by COVID-19 for the foreseeable future, but we are cautiously optimistic that we will not see any further declines in revenues. With the expense reductions we have put in place over the past two quarters, we feel we are rightsized to meet the demands of the market while ensuring our Company’s long-term financial strength,” said Rush.

“It should be noted that our first and foremost concern remains the health and safety of our employees, customers and communities. Accordingly, we have implemented appropriate policies and procedures to ensure that our locations are operating in as safe a manner as possible,” Rush added.

Supporting Essential Functions While Focusing on Health and Safety
Classified as “essential businesses,” Rush Truck Centers have remained fully operational across the Company’s dealership network, though some hours of operation remain modified to accommodate previous staffing reductions and frequent cleaning and sanitizing of locations. The Company continues to provide curbside parts pick-up, online parts ordering and web-based vehicle service communications.

“We continue to stress the importance of compliance with CDC guidelines and all applicable federal, state and local executive orders for limiting the spread of COVID-19. In addition, we are frequently communicating with employees regarding our mandatory COVID-19 policies and procedures. Even in states or cities in which face coverings are not required, our employees are required to wear face coverings at all of our locations,” said Rush.

Liquidity and Expense Reduction
In the second quarter, the Company continued the expense reduction measures initiated in the first quarter to help navigate the challenging economic and industry conditions.  “Our expense reduction measures were widespread, came from all areas of the business, and barring any major unforeseen event, we don’t anticipate making any further expense reductions at this time,” said Rush.

“It is also important to note that, despite our cost containment efforts, in early July we announced an increase to the minimum wage that we pay our hourly employees. All of our hourly employees now make a minimum of $15 per hour. We made this change to improve the lives of our employees and their families, and encourage them to build long careers with us,” said Rush. “Earlier this week, we also announced that the wage freeze that we implemented during the second quarter has been lifted for our service technicians in recognition of the important work they are doing to keep our customers up and running,” he added.

“While none of us have experienced a global pandemic before, we have gone through numerous other economic downturns and crises, and we used the lessons learned and experiences gained from those times to take swift action to manage expenses based on our expectations of future market conditions,” said Rush. “Our balance sheet and cash position are strong, even in this challenging market, and we believe we are well positioned to navigate through the downturn,” said Rush. The Company ended the second quarter with $215.6 million in cash, compared to $137.5 million as of March 31, 2020, and had no outstanding draws on its $100 million line of credit. “As evidenced by our decision to increase our quarterly dividend to $0.14 per share, and to resume purchases under our stock repurchase plan, we remain firmly committed to returning value to shareholders,” Rush said.

Operations

Aftermarket Products and Services
Aftermarket products and services accounted for approximately 73% of the Company’s total gross profit in the second quarter of 2020, with parts, service and collision center revenues reaching $377.6 million. The Company achieved a quarterly absorption ratio of 110.2% in the second quarter of 2020.

“Our second quarter aftermarket revenue declined 15.8% compared to the second quarter of last year, due to declines across the country in almost every market segment we support, which is consistent with what is happening across the industry,” said Rush. “Activity from the energy sector remains the most severely impacted. Global pricing actions have negatively affected rig counts and the number of energy vehicles in service, and this segment is not expected to improve in the near term,” he added.

“Early in the second quarter, we saw the negative impact of COVID-19 on parts sales. However, as the quarter progressed the decline in demand for vehicle upfitting, reduced pre-delivery inspections as a result of fewer new truck sales and a reduction of our service technician workforce caused service revenues to lag behind parts revenues.

“Looking ahead, there is still tremendous uncertainty about the strength of our overall economy. We expect that any recovery will be gradual, and that COVID-19 will continue to impact our aftermarket revenues for the foreseeable future,” Rush said. “That said, we will continue to execute our strategy and invest with discipline, especially in the technologies that are helping us support customers safely during the pandemic. For example, our RushCare Call Centers are fully equipped to handle customer phone calls within seconds, Parts Connect offers online ordering and Service Connect offers 24/7 real-time communications. Each of these technologies enable our customers to transact business with us safely, efficiently and conveniently, no matter where they need us. We plan to expand and enhance these types of product offerings in the future,” Rush said.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales were 36,042 units in the second quarter of 2020, down 50.5% over the same period last year, according to ACT Research. The Company sold 1,866 new Class 8 trucks in the second quarter, a decrease of 54.7% compared to the second quarter of 2019, and accounted for 5.2% of the new U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales for new Class 8 vehicles to be 159,000 units in 2020, a 43.5% decrease compared to 2019.

“Our Class 8 new truck sales in the second quarter were down significantly from the same time period in 2019, as we expected they would be, due to the anticipated industry downturn in new Class 8 truck sales and the COVID-19 pandemic. New truck sales were further impacted by production shutdowns in the beginning of the quarter by the truck manufacturers we represent. It is worth noting that ACT Research’s current estimate of 159,000 new U.S. Class 8 retail truck sales in 2020 has increased from last quarter, when ACT Research estimated annual sales would only reach 127,500 units,” said Rush.

“In the second quarter, we experienced overall declines in demand for new Class 8 vehicles from all customer segments. While we are beginning to see quoting activity increase, we believe customers remain hesitant to purchase new vehicles due to uncertainty regarding the COVID-19 pandemic, the economy and the upcoming presidential election. Our truck sales professionals remain focused on understanding the needs of our customers and are positioned to support them during these challenging times. Additionally, most of the truck manufacturers we represent are offering favorable financing terms to support customers and stimulate new truck sales,” Rush added.

New U.S. Class 4 through 7 retail commercial vehicle sales were 50,287 units in the second quarter of 2020, down 28% over the same time period last year, according to ACT Research.  The Company sold 2,333 new Class 4-7 medium-duty commercial vehicles in the second quarter of 2020, a decrease of 39.7% compared to the second quarter of 2019, and accounted for 4.6% of the U.S. Class 4-7 commercial vehicle market. ACT Research forecasts U.S. retail sales for new Class 4 through 7 vehicles to reach 176,500 units in 2020, a 33.9% decrease compared to 2019.

“Similar to our Class 8 new truck sales, our second quarter Class 4 through 7 new commercial vehicle sales were significantly impacted by the COVID-19 pandemic and overall industry downturn,” said Rush. “Uncertainty about our economy remains a concern for our medium-duty customers, as many are small businesses. Though we have seen some cancellations of Class 4 through 7 new truck orders, those cancellations are not as prevalent as we expected,” he said. “We believe our medium-duty truck sales will continue to be negatively impacted by the pandemic and overall weakness of the economy,” said Rush.

The Company sold 1,768 used commercial trucks in the second quarter of 2020, a decrease of 15.8% over the second quarter of 2019. “In anticipation of a decline in used truck sales resulting from the pandemic, we took aggressive action to reduce inventory and used truck pricing. Following a significant decline in sales in April and May, used truck sales began to stabilize in June, and we expect used truck sales to remain steady moving forward. A bright spot in the market is that spot freight rates are healthy, which is encouraging more new businesses to enter the market, and those new business usually begin by purchasing used trucks,” Rush said.

Financial Highlights

In the second quarter of 2020, the Company’s gross revenues totaled $1.003 billion, a 35.1% decrease from gross revenues of $1.545 billion reported in the second quarter of 2019. Net income for the second quarter of 2020 was $16.8 million, or $0.46 per diluted share, compared to net income of $41.6 million, or $1.10 per diluted share, in the second quarter of 2019.

Aftermarket products and services revenues were $377.6 million in the second quarter of 2020, compared to $448.2 million in the second quarter of 2019. The Company delivered 1,866 new heavy-duty trucks, 2,333 new medium-duty commercial vehicles, 254 new light-duty commercial vehicles and 1,768 used commercial vehicles during the second quarter of 2020, compared to 4,119 new heavy-duty trucks, 3,866 new medium-duty commercial vehicles, 719 new light-duty commercial vehicles and 2,101 used commercial vehicles during the second quarter of 2019.

The Company’s lease and rental revenues decreased by 7.0% in the second quarter of 2020, compared to the second quarter of 2019. Rush Truck Leasing operates 45 PacLease and Idealease franchises with more than 8,800 trucks in its lease and rental fleet and more than 1,300 trucks under contract maintenance agreements.

The Company paid a cash dividend of $4.7 million during the second quarter of 2020. “Our cash position remains strong at $216 million, and we believe that even with the current uncertainty in our industry and economy, we have taken appropriate steps to help ensure our financial strength,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Thursday, July 23, 2020, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (Toll Free) or 914-495-8522 (Conference ID 3687848) or via the Internet at

http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 10, 2020. Listen to the audio replay until July 30, 2020, by dialing 855-859-2056 (Toll Free) or 404-537-3406 and entering the Conference ID 3687848.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, FUSO, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and collision center operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services, the effects the COVID-19 pandemic may have on our business and financial results, including future issuances of cash dividends and future repurchases of the Company’s common stock, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, the duration and severity of the COVID-19 pandemic and governmental mandates in connection therewith, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2019 and our quarterly report on Form 10-Q for the quarter ended March 31, 2020. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$215,556	$181,620
Accounts receivable, net of allowance	162,677	183,704
Inventories, net	1,004,624	1,326,080
Prepaid expenses and other	15,482	20,728
Assets held for sale	–	419
Total current assets	1,398,339	1,712,551
Property and equipment, net	1,251,876	1,279,931
Operating lease right-of-use assets, net	57,266	57,197
Goodwill, net	292,142	292,142
Other assets, net	64,978	65,508
Total assets	$3,064,601	$3,407,329

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$724,946	$996,336
Current maturities of long-term debt	177,742	189,265
Current maturities of finance lease obligations	24,223	22,892
Current maturities of operating lease obligations	9,939	10,114
Trade accounts payable	98,011	133,697
Customer deposits	17,609	42,695
Accrued expenses	111,183	112,390
Total current liabilities	1,163,653	1,507,389
Long-term debt, net of current maturities	408,580	438,413
Finance lease obligations, net of current maturities	82,145	69,478
Operating lease obligations, net of current maturities	47,922	47,555
Other long-term liabilities	21,881	20,704
Deferred income taxes, net	153,860	164,297
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2020 and 2019	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 27,728,493 Class A shares and 8,410,440 Class B shares outstanding in 2020; and 27,953,648 Class A shares and 8,240,486 Class B shares outstanding in 2019	471	465
Additional paid-in capital	414,812	397,267
Treasury stock, at cost: 5,610,906 Class A shares and 5,360,832 Class B shares in 2020 and 5,055,783 Class A shares and 5,306,341 Class B shares in 2019	(324,031)	(304,129)
Retained earnings	1,095,976	1,065,553
Accumulated other comprehensive (loss) income	(668)	337
Total shareholders’ equity	1,186,560	1,159,493
Total liabilities and shareholders’ equity	$3,064,601	$3,407,329

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenues
New and used commercial vehicle sales	$559,062	$1,024,801	$1,348,616	$1,863,084
Parts and service sales	377,553	448,166	805,531	886,520
Lease and rental	57,290	61,591	118,071	121,024
Finance and insurance	4,960	6,401	9,427	13,011
Other	3,647	3,602	7,530	9,239
Total revenue	1,002,512	1,544,561	2,289,175	2,892,878
Cost of products sold
New and used commercial vehicle sales	521,494	951,121	1,250,033	1,719,538
Parts and service sales	237,196	272,636	508,611	545,825
Lease and rental	51,491	51,298	103,699	101,093
Total cost of products sold	810,181	1,275,055	1,862,343	2,366,456
Gross profit	192,331	269,506	426,832	526,422
Selling, general and administrative expense	156,195	193,981	341,269	381,162
Depreciation and amortization expense	14,516	13,594	28,846	26,519
Gain (loss) on sale of assets	1,381	(139)	1,481	(82)
Operating income	23,001	61,792	58,198	118,659
Equity in earnings of unconsolidated entities	1,720	690	2,961	739
Interest expense, net	2,209	8,072	6,978	15,430
Income before taxes	22,512	54,410	54,181	103,968
Provision for income taxes	5,696	12,789	14,258	25,243
Net income	$16,816	$41,621	$39,923	$78,725

Earnings per common share:
Basic	$0.46	$1.13	$1.10	$2.14
Diluted	$0.46	$1.10	$1.08	$2.08

Weighted average shares outstanding:
Basic	36,291	36,852	36,387	36,847
Diluted	36,900	37,695	37,113	37,764

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	June 30, 2020	June 30, 2019
New heavy-duty vehicles	$287,721	$611,198
New medium-duty vehicles (including bus sales revenue)	191,760	288,003
New light-duty vehicles	11,212	28,894
Used vehicles	66,856	89,924
Other vehicles	1,513	6,782

Absorption Ratio	110.2%	122.4%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	June 30, 2020	June 30, 2019
Floor plan notes payable	$724,946	$1,190,136
Line of credit	−	60,000
Current maturities of long-term debt	177,742	149,743
Current maturities of finance lease obligations	24,223	20,326
Long-term debt, net of current maturities	408,580	457,531
Finance lease obligations, net of current maturities	82,145	53,357
Total Debt (GAAP)	1,417,636	1,931,093
Adjustments:
Debt related to lease & rental fleet	(633,543)	(638,513)
Floor plan notes payable	(724,946)	(1,190,136)
Adjusted Total Debt (Non-GAAP)	59,147	102,444
Adjustment:
Cash and cash equivalents	(215,556)	(111,346)
Adjusted Net Debt (Cash) (Non-GAAP)	$(156,409)	$(8,902)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	June 30, 2020	June 30, 2019
Net Income (GAAP)	$102,781	$167,359
Provision for income taxes	36,955	52,763
Interest expense	20,355	26,312
Depreciation and amortization	57,699	52,407
(Gain) loss on sale of assets	(1,461)	153
EBITDA (Non-GAAP)	216,329	298,994
Adjustments:
Interest expense associated with FPNP	(19,682)	(24,631)
Adjusted EBITDA (Non-GAAP)	$196,647	$274,363

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	June 30, 2020	June 30, 2019
Net cash (used in) provided by operations (GAAP)	$871,425	$(6,562)
Acquisition of property and equipment	(222,656)	(275,115)
Free cash flow (Non-GAAP)	648,769	(281,677)
Adjustments:
(Payments) draws on floor plan financing, net	(415,803)	326,602
Proceeds from L&RFD	154,488	194,563
Principal payments on L&RFD	(177,548)	(164,701)
Non-maintenance capital expenditures	32,143	44,823
Adjusted Free Cash Flow (Non-GAAP)	$242,049	$119,610

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	June 30, 2020	June 30, 2019
Total Shareholders' equity (GAAP)	$1,186,560	$1,113,524
Adjusted net debt (cash) (Non-GAAP)	(156,409)	(8,902)
Adjusted Invested Capital (Non-GAAP)	$1,030,151	$1,104,622

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.